Exhibit 99

NEWS

Contact:	Media: Bill Collins 1.313.390.4866 wcollin1@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS 4TH QUARTER 2008 NET LOSS OF $5.9 BILLION;       GAINED MARKET SHARE IN U.S., EUROPE, ACHIEVED COST TARGET +

•
Net loss of $5.9 billion, or $2.46 per share, for the fourth quarter of 2008 amid a sharp global decline in vehicle demand; pre-tax loss of $3.7 billion from continuing operations, excluding special items. ++

•
Reduced Automotive costs by $1.4 billion in fourth quarter and $4.4 billion in 2008 versus year-ago levels.  Achieved $5.1 billion in North America cost reductions at year-end 2008 compared with 2005, excluding favorable impact of depreciation and amortization from asset impairment at the end of the second quarter.

•	Decisively reduced global dealer stocks by more than 50,000 vehicles compared with the third quarter. Ford now has among the lowest days’ supply in the industry.

•	Product transformation continues to gain strength, helping the company to gain market share in Europe for fourth quarter and full year, and in the U.S. in the fourth quarter.

•	Total liquidity of $24 billion, including Automotive gross cash of $13.4 billion, at Dec. 31, 2008. +++

•
Ford is drawing its available credit lines due to concerns about the instability of the capital markets with the uncertain state of the economy.  The $10.1 billion will be added to company cash for the first quarter 2009.

•	The United Auto Workers union has agreed to end the “jobs bank” at Ford. The company and the union are presently working out the details of implementation.

•	Based on current planning assumptions, Ford has sufficient Automotive liquidity to fund its business plan and product investments and does not need a bridge loan from the U.S. government.

•	Ford remains on track for both its overall and its North American Automotive pre-tax results to be at or above breakeven in 2011, excluding special items.

Financial Results Summary	Fourth Quarter		Full Year
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000) ++	1,138	(505)	5,404	(1,149)
Revenue (Bils.) ++	$29.2	$(16.3)	$139.3	$(34.6)

Continuing Operations ++
Automotive Results (Mils.)	$(3,279)	$(2,390)	$(6,203)	$(5,105)
Financial Services (Mils.)	(384)	(653)	(495)	(1,719)
Pre-Tax Results (Mils.)	$(3,663)	$(3,043)	$(6,698)	$(6,824)

After-Tax Results (Mils.)	$(3,273)	$(2,786)	$(7,119)	$(6,695)

Earnings Per Share ++++	$(1.37)	$(1.14)	$(3.13)	$(2.92)

Special Items Pre-Tax (Mils.)	$(1,386)	$2,466	$(7,605)	$(3,733)

Net Income
After-Tax Results (Mils.)	$(5,875)	$(3,064)	$(14,571)	$(11,848)
Earnings Per Share	$(2.46)	$(1.13)	$(6.41)	$(5.03)

Automotive Gross Cash (Bils.) +++	$13.4	$(21.2)	$13.4	$(21.2)
See end notes on page 11.

DEARBORN, Mich., Jan. 29, 2009 – Ford Motor Company [NYSE: F] today reported a fourth quarter net loss of $5.9 billion, or $2.46 per share.  This compares with a net loss of $2.8 billion, or $1.33 per share, in the fourth quarter of 2007.

Ford’s fourth quarter pre-tax operating loss from continuing operations, excluding special items, was $3.7 billion, a decline from a loss of $620 million a year ago.  On an after-tax basis, Ford lost $3.3 billion in the fourth quarter or $1.37 per share, compared with a loss of $487 million, or 23 cents per share, a year ago. ++

“Ford and the entire auto industry faced an extraordinary slowdown in all major global markets in the fourth quarter that clearly had an impact on our results,” said Ford President and CEO Alan Mulally.  “We continued to take the decisive actions necessary to lower production to match the lower worldwide demand and reduce costs, which we expect will allow us to significantly reduce negative operating cash flow in 2009 and position Ford for growth when the economy rebounds.

“The progress we continued to make in the fourth quarter gives us great confidence that we have the right plan, the right people and the right products to create a viable, profitably growing Ford for all of our stakeholders,” Mulally added.  “Our market share growth in the fourth quarter in the U.S. and Europe is a positive sign that customers recognize the value of our new products and understand that a new and different Ford is emerging.”

Based on current planning assumptions, Ford reiterated it has sufficient liquidity to fund its business plan and product investments.  Ford said it finished 2008 with $24 billion in available Automotive liquidity, including $13.4 billion in Automotive gross cash.  In January 2009, as permitted by its underlying agreement with the UAW, Ford converted the Temporary Asset Account funds into a new Ford note, payable at year-end.  This will provide the flexibility to utilize more than $2 billion of funds to support operations, if needed.  As a result, this amount will improve liquidity and be included as part of Ford’s Automotive gross cash beginning with the first quarter of 2009.

Ford also reconfirmed that, based on current planning assumptions, it does not need a bridge loan from the U.S. government, barring a significantly deeper economic downturn or a significant industry event, such as the bankruptcy of a major competitor that causes disruption to the company’s supply base, dealers or creditors.

Ford also said it remains on track for both its overall and North American Automotive pre-tax results to be breakeven or profitable in 2011 – excluding special items – based on current planning assumptions.

Due to concerns about the instability of the capital markets with the uncertain state of the global economy, Ford announced it is drawing its available credit lines.  The company said it expects to receive the funds on Feb. 3 and will add the $10.1 billion to its cash and reflect it on its first quarter 2009 balance sheet.

“Ford went to the credit markets two years ago when they were functioning normally and obtained the funding necessary – including our credit lines – to support our product transformation and restructuring,” Mulally said.  “Given the instability of the capital markets with the uncertain state of the global economy, we believe it is prudent to draw these credit facilities at this time.”

Also today, Ford said the United Auto Workers union has agreed to end the “jobs bank” at Ford, known as the Job Security program.  The company and the union presently are working out the details of implementation.

FOURTH QUARTER 2008 RESULTS

The 2008 operating data discussed below exclude Jaguar Land Rover, which was sold on June 2, 2008. Jaguar Land Rover and Aston Martin data are, however, included in the 2007 data, except where otherwise noted.  See tables following “Safe Harbor/Risk Factors” for the amounts attributable to Jaguar Land Rover and any necessary reconciliation to U.S. GAAP.

On an after-tax basis, Ford’s fourth quarter operating loss from continuing operations, excluding special items, was $3.3 billion, or $1.37 per share, compared with a loss of $487 million, or 23 cents per share, a year ago. ++

Ford’s fourth quarter revenue was $29.2 billion, down from $45.5 billion a year ago.  The decline is primarily explained by lower volume, the sale of Jaguar Land Rover and exchange translation. ++

Special items reduced pre-tax profits by $1.4 billion in the fourth quarter, or $1.09 per share, which largely reflected costs associated with global personnel reductions and retiree health care charges related to our VEBA agreement with the UAW, primarily reflecting losses on the Temporary Asset Account.

Overall, the company’s Automotive gross cash was reduced by $5.5 billion in the fourth quarter, while its operating-related cash flow was $7.2 billion negative. ++  The change in gross cash primarily reflects:

•	An Automotive pre-tax loss of $3.3 billion, excluding special items. ++

•
Capital spending during the quarter about $600 million higher than depreciation and amortization, primarily because of spending associated with the launch of the all-new Ford F-150 and the favorable impact of the second quarter asset impairments on depreciation and amortization.

•
Changes in working capital and other timing differences that were $2.7 billion negative.  This is primarily explained by a reduction in trade payables of about $4 billion and other timing differences as a result of low production at the end of the quarter.  Significant reductions in inventory and receivables were offsets to the lower payables.

•	Payments of $600 million to Ford Credit reflecting our change to up-front payment of subvention.

•	Approximately $1.3 billion in tax-related payments primarily from Ford Credit.

Ford’s negative Automotive operating-related cash flow during the fourth quarter was significantly affected by declining global demand.  Ford said it expects operating-related cash outflows in 2009 to be significantly less than those incurred in 2008.  The expected improvement assumes, among other things, stabilization of trade payables as industry volumes begin to grow later in the year, lower capital spending, structural cost reductions, lower inventories and other factors.

“Ford continues to take the decisive actions necessary to match our production in line with demand.  This allowed us to reduce dealer stock by about 50,000 units and benefit from one the lowest days supply in the U.S. industry,” said Lewis Booth, Ford executive vice president and chief financial officer.

“As production volumes stabilize, payables will stop declining and generally will grow as volumes recover.  In addition, with the major F-150 launch behind us, we expect spending to decline in 2009,” Booth said.  “We expect this will allow us to significantly reduce our negative operating cash flow in 2009 and maintain the liquidity we need to fund our product-led transformation.”

The following discussion of fourth quarter highlights and results are on a pre-tax basis and exclude special items.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliation to U.S. GAAP.  Discussion of Automotive operating cost changes is at constant volume, mix, and exchange, and excludes special items.

FOURTH QUARTER 2008 HIGHLIGHTS

•
Ford reduced Automotive costs globally by $1.4 billion in the fourth quarter and $4.4 billion in all of 2008 versus year-ago levels.  Ford achieved $5.1 billion in cumulative cost reductions in North America at year-end 2008 compared with 2005, excluding the favorable impact of depreciation and amortization from the asset impairment at the end of the second quarter.

•
Ford, Lincoln and Mercury collectively increased U.S. overall and retail market share in October, November and December – the first time the brands have posted three consecutive months of market share improvements in 12 years.

•
New 2009 Ford F-150 was named North American Truck of the Year at the North American International Auto Show and Motor Trend magazine’s Truck of the Year.  The F-Series pickup has been the best-selling truck in the U.S. for 32 straight years.

•	Production of 2010 Ford Fusion, Mercury Milan and Lincoln MKZ sedans and Fusion and Milan hybrids began. Fusion and Milan gasoline and hybrid versions offer best-in-class fuel economy.

•	The 2010 Ford Mustang, America’s favorite muscle car, debuted with a new exterior and interior. The new Mustang arrives in dealerships this spring.

•	New electric vehicle strategy announced. Ford will produce new battery electric vehicles, hybrids and plug-in hybrids during the next four years.

•
F-150 was named “Top Safety Pick” by the U.S. Insurance Institute for Highway Safety.  Ford now has the highest number (16) of IIHS “Top Safety Picks” in the industry.  Ford also has more U.S.-government five-star safety-rated vehicles than any other brand.

•
Large SUV production ended at Michigan Truck Plant, one of three North American truck plants being retooled to produce small, fuel-efficient cars beginning in 2010 as part of Ford’s global product transformation.

•
Ford defined its plans with the U.S. Department of Energy to invest about $14 billion over seven years to produce advanced fuel efficient vehicles.  This could allow Ford to qualify for up to $5 billion of direct loans by 2011.  Similar actions are being taken with the European Industrial Bank.

•	Ford Europe improved its fourth quarter and full-year market share in the 19 markets the company tracks and became the No. 2 selling brand in Europe.

•	Ford Ka reached full production in Europe and is off to a strong sales start.

•
New Ford Fiesta was named “Car of the Year” by What Car? magazine, Britain’s leading source of new car advice. Fiesta was the U.K.’s best-selling model in November and December, and is already the second best-selling Ford model in Europe.

•	Ford Galaxy and Ford S-MAX were named No. 1 for reliability among Multi-Activity Vehicles by German vehicle testing agency DEKRA.

•	Volvo launched the new XC60 crossover in Europe that will reach U.S. showrooms this spring.

•
Ford announced it was evaluating its strategic options for Volvo Cars, including the possible sale of the automaker.  Volvo continued to implement restructuring actions and substantially implemented its global personnel reduction of 25 percent by the end of the quarter.

•	Ford sold a portion of its ownership stake in Mazda Motor Corp. for about $530 million. Ford and Mazda will continue their successful strategic relationship.

AUTOMOTIVE SECTOR

Automotive Sector*	Fourth Quarter		Full Year
	2008	O/(U) 2007	2008	O/(U) 2007
Wholesales (000)	1,138	(505)	5,404	(1,149)
Revenue (Bils.)	$25.3	$(15.5)	$122.2	$(33.6)
Pre-Tax Results (Mils.)	$(3,279)	$(2,390)	$(6,203)	$(5,105)
*excludes special items

For the fourth quarter of 2008, Ford’s worldwide Automotive sector reported a pre-tax operating loss of $3.3 billion, compared with a pre-tax loss of $889 million during the same period a year ago.

The decline was due to sharply lower industry volumes and our actions to reduce dealer stocks, partly offset by favorable cost changes.

Worldwide Automotive revenue in the fourth quarter was $25.3 billion, down from $40.8 billion a year ago.  The decline is primarily explained by lower volume, the sale of Jaguar Land Rover and exchange translation.

Total vehicle wholesales in the fourth quarter were 1,138,000, compared with 1,643,000 units a year ago.

North America: For the fourth quarter, Ford North America reported a pre-tax loss of $1.9 billion, compared with a loss of $1.5 billion a year ago.  The decline was more than explained by lower industry volume and lower dealer stocks, partly offset by cost reductions.  Fourth quarter revenue was $11.3 billion, down from $17.3 billion a year ago.

South America: For the fourth quarter, Ford South America reported a pre-tax profit of $105 million, compared with $418 million a year ago.  The decline primarily reflects lower industry volume and higher material costs, partly offset by favorable net pricing. Fourth quarter revenue was $1.7 billion, down from $2.4 billion a year ago.

Europe: For the fourth quarter, Ford Europe reported a pre-tax loss of $330 million, compared with a profit of $223 million a year ago.  The decline was more than explained by lower industry volume, unfavorable exchange and lower dealer stocks, partly offset by cost reductions. Fourth quarter revenue was $7.6 billion, down from $10.4 billion a year ago.

Volvo: For the fourth quarter, Volvo reported a pre-tax loss of $736 million, compared with its breakeven position a year ago.   The decline primarily reflects lower industry volume, unfavorable net pricing and unfavorable exchange.  Fourth quarter revenue was $3.3 billion, down from $5.1 billion a year ago.

Asia Pacific and Africa: For the fourth quarter, Ford Asia Pacific and Africa’s pre-tax loss of $208 million compared with a profit of $10 million a year ago.  The decline primarily reflects lower industry volume, unfavorable exchange and adverse product mix.  Fourth quarter revenue was $1.4 billion, down from $1.7 billion a year ago.

Mazda: Ford reported a pre-tax profit of $79 million from its investment in Mazda in the fourth quarter, compared with a profit of $75 million a year ago.  This is the last quarter Ford will report its share of Mazda profits following the sale of a portion of our ownership stake in Mazda.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, reported a fourth quarter pre-tax loss of $330 million.  This included net interest expense of $448 million.

FINANCIAL SERVICES SECTOR

Financial Services Sector*	Fourth Quarter		Full Year
(in millions)	2008	O/(U) 2007	2008		O/(U) 2007
Ford Credit Pre-Tax Results	$(372)	$(635)		$(473)	$(1,688)
Other Financial Services	(12)	(18)		(22)	(31)
Financial Services Pre-Tax Results	$(384)	$(653)	$	(495)	$(1,719)
*excludes special items

For the fourth quarter, the Financial Services sector reported a pre-tax loss of $384 million, compared with a profit of $269 million a year ago.

Ford Motor Credit Company: Ford Credit reported a pre-tax loss of $372 million in the fourth quarter, compared with a pre-tax profit of $263 million a year ago.  The decline was primarily explained by a higher provision for credit losses, market valuation adjustments to derivatives and lower volume.

OUTLOOK

Despite the severe global downturn, Ford said it continues to make progress on all four pillars of its plan:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix
•	Accelerating the development of new products that customers want and value
•	Financing the plan and improving the balance sheet
•	Working together effectively as one team, leveraging Ford’s global assets

Ford anticipates weak volumes this year across all markets, with worldwide sales down more than 10 percent.  Significant government policy stimulus is being implemented in most markets and is expected to improve the environment for sales later this year.  However, financial markets remain under significant stress, and further government and central bank actions to provide liquidity and stabilize banks are needed, the company said.

For Ford, the year ahead will be marked by an unprecedented number of new product introductions.  In North America, 2009 sees the introduction and sale of upgraded gas and hybrid versions of the Ford Fusion mid-size sedan, new Ford Mustang – including a new convertible model and new Shelby GT500, new Ford Taurus and Taurus with fuel-saving EcoBoost engine, Ford Flex with EcoBoost, an entirely new type of small commercial van for the North American market called the Transit Connect, upgraded Mercury Milan and new Milan Hybrid, upgraded Lincoln MKZ, Lincoln MKS with EcoBoost, all-new Lincoln MKT three-row premium crossover and the first full sales year for the new Ford F-150 pickup.

In Europe, Ford will launch its fastest volume production model ever – the new 300 horsepower Focus RS. 2009 also marks the first full sales year for the Fiesta, while the new Ford Ka is introduced progressively across the region.  The Ford Kuga crossover will be available for the first time with a 2.5-litre 5-cylinder Duratec Turbo engine and Durashift 5-tronic automatic transmission, while “Ford Individual” vehicle personalization interior and exterior styling packs will be extended across the model range.

Volvo this year is launching the XC60 crossover in Europe now and in the U.S. market this spring.  Volvo also will introduce low-emission versions of seven cars, including the C30, S40, V50, V70, XC70, XC 60 and S80.  A freshened S80 comes later this year for Volvo’s flagship sedan.

In Asia, 2009 sees the introduction in China of the all-new Ford Fiesta five-door and four-door sedan built in Nanjing.  The Fiesta also currently is being introduced in Australia and New Zealand.  Other product introductions in 2009 include the new Ranger compact pickup and the Everest SUV, both with advanced and efficient TDCi turbo-diesel engines.

In South America, 2009 provides still more evidence of the growing strength of the company’s “ONE Ford” plan.  Ford is bringing to market the new European-based Ford Focus in Brazil, Argentina and Venezuela.  Plus, in Brazil, the North American-based Ford Edge arrives in dealerships, along with the European-based Transit.  Six additional product actions also are planned for introduction in the region this year.

Ford also is on track with its plan to invest in new, smaller, fuel-efficient vehicles and achieve a more balanced global product portfolio.  With the company’s “ONE Ford” product development vision, all Ford vehicles competing in global segments will be common in North America, Europe and Asia within the next five years.  They include Fiesta- and Focus-sized small cars, Fusion- and Mondeo-sized mid-size cars and utilities, and commercial vans.

Importantly, every new product will be the best or among the best in its segment for fuel economy, while providing top quality, safety, smart technologies and value.

Ford’s leadership in connectivity and infotainment includes the addition of two newly added features to its award-winning SYNC technology – 911 Assist and Vehicle Health Reports.  This summer, Ford SYNC™ will be further expanded with Traffic, Directions and Information technology.  The new services will be provided in with no monthly subscription fees for the first three years.

Ford also this month confirmed that its SYNC technology will be available globally beginning in 2010, starting in Europe and then migrating to Asia Pacific.

The company also said it is on track to deliver the plan announced in November to deliver $14 billion to $17 billion of cash improvements by 2010.

The actions announced in November include:

•	Reducing spending and inventories and achieving other working capital improvements

•	Reducing salaried personnel-related costs and achieving additional efficiencies in engineering, manufacturing, advertising, and information technology

•	Releasing capital consistent with Ford Credit’s smaller balance sheet and focus on Ford brands

•	Developing incremental sources of funding, including sale of non-core assets

In addition, Ford is pursuing other restructuring opportunities in conjunction with our various stakeholders and will have more to discuss at a later date.

Based on current planning assumptions – many of which are outlined below – Ford reiterated that it remains on track for both its overall and North American Automotive pre-tax results to be at or above breakeven in 2011, excluding special items.

“Despite the tough fourth quarter, we saw many positive developments that make us more confident than ever that we have the right plan and are taking the right actions to survive this downturn and emerge as a lean, globally integrated company poised for long-term profitable growth,” Mulally said.

Ford’s 2008 planning assumptions and outcomes regarding the industry and operating metrics are as follows:

2008 Planning Assumptions	Full Year Plan	Full Year Results
Industry Volume (SAAR)*:
–U.S. (million units)	16.0	13.5
–Europe (million units)**	17.6	16.6

Operational Metrics
Compared with 2007:
–Quality	Improve	Improved

–Automotive Costs***	Improve by about $3 Billion	Improved by $4.4 Billion

Absolute Amount:
–U.S. Market Share (Ford Lincoln Mercury)	Low End of 14% - 15% Range	14.2%

–Operating-Related Cash Flow****	Negative	$(19.5) Billion

–Capital Spending	About $6 Billion	$6.5 Billion
* Includes medium and heavy trucks
** European 19 markets that we track
*** At constant volume, mix and exchange; excludes special items
**** See tables at end for reconciliation to GAAP

Ford’s 2009 planning assumptions regarding the industry and operating metrics include the following:

2009 Planning Assumptions	Full Year Plan
Industry Volume (SAAR)*:
–U.S. (million units)	11.5 - 12.5
–Europe (million units)**	12.5 – 13.5

Operational Metrics
Compared with 2008:
–Quality	Improve

–Automotive Structural Costs***	Improve by about $4 Billion

Absolute Amount:
–U.S. Market Share (Ford and Lincoln Mercury)	Stabilize
– U.S. Share of Retail Market	Stabilize

– Europe Market Share**	Equal / Improve

–Operating-Related Cash Flow****	Negative but Significant Improvement

Absolute Amount:
–Capital Spending	$5.0 - $5.5 Billion
* Includes medium and heavy trucks
** European 19 markets that we track
*** At constant volume, mix and exchange; excludes special items
**** See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:

Production Volumes	Actual		Forecast
	Fourth Quarter 2008		First Quarter 2009
	Units	O/(U) 2007	Units	O/(U) 2008
	(000)	(000)	(000)	(000)

Ford North America	429	(212)	400	(292)

Ford Europe	365	(124)	325	(214)

Volvo	68	(49)	67	(45)

CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its fourth quarter 2008 financial results at 7 a.m. EST today.  The following briefings will be conducted after the announcement:

At 9 a.m. EST, Alan Mulally, president and chief executive officer, and Lewis Booth, executive vice president and chief financial officer, will host a call for the investment community and news media to discuss fourth quarter results.

At 11 a.m. EST, Peter Daniel, Ford senior vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, Ford Motor Credit Company vice chairman and chief financial officer, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Thursday, Jan. 29
Earnings Call: 9 a.m. EST
Toll Free: 800-597-1926
International: 617-597-5525
Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EST
Toll Free: 866-275-3409
International: 617-597-4027
Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Thurs., Feb. 5.
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 213,000 employees and about 90 plants worldwide, the company’s wholly owned brands include Ford, Lincoln, Mercury and Volvo.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended December 31, 2008. Discussion of Automotive operating cost changes is at constant volume, mix, and exchange, and excludes special items.

++	Excluding special items. See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to U.S. Generally Accepted Accounting Principles (“GAAP”).
+++	See the tables following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.
++++
Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued or worsening financial crisis;
•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events or otherwise;
•	Decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	A further increase in or acceleration of market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	Continued or increased high prices for or reduced availability of fuel;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Further increases in the price for, or reduced availability of, fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers of the type that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Inability to implement the Retiree Health Care Settlement Agreement to fund and discharge UAW hourly retiree health care obligations;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business, or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Inability of Ford Credit to obtain an industrial bank charter or similar banking status;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption, or otherwise;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and
•	Inability to implement our plans to further reduce structural costs and increase liquidity.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2007 Form 10-K Report and subsequent Form 10-Q Reports.

 FOURTH QUARTER AND FULL YEAR 2008 NET INCOME/(LOSS) COMPARED WITH 2007

	Fourth Quarter			Full Year
	2007	2008		2007	2008
Revenue (Bils.)
Revenue (Excluding Special Items)	$45.5		$29.2	$173.9	$139.3
Special Items*	(1.4)		-	(1.4)	7.0
Revenue	$44.1		$29.2	$172.5	$146.3

Income (Mils.)
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(620)		$(3,663)	$126	$(6,698)
Special Items*	(3,852)		(1,386)	(3,872)	(7,605)
Pre-Tax Income/(Loss) from Continuing Operations	$(4,472)	$	(5,049)	$(3,746)	$(14,303)

Minority Interest in Net (Income)/Loss of Subsidiaries	(107)		48	(312)	(214)
(Provision for)/Benefit from Income Taxes	1,761		(874)	1,294	(63)
Income/(Loss) from Continuing Operations	$(2,818)		$(5,875)	$(2,764)	$(14,580)
Income/(Loss) from Discontinued Operations	7		-	41	9
Net Income/(Loss)	$(2,811)		$(5,875)	$(2,723)	$(14,571)

*  Special items detailed in table on pages 14-15

FOURTH QUARTER AND FULL YEAR 2008 INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH 2007

	Fourth Quarter		Full Year
(in millions)	2007	2008	2007	2008

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(620)	$(3,663)	$126	$(6,698)
Minority Interest in Net (Income)/Loss of Subsidiaries	(107)	48	(312)	(214)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	240	342	(238)	(207)
After Tax Result (Excluding Special Items)	$(487)	$(3,273)	$(424)	$(7,119)

Pre-Tax Special Items*	(3,852)	(1,386)	(3,872)	(7,605)
(Provision for)/Benefit from Income Taxes on Special Items	1,521	(1,216)	1,532	144
Income/(Loss) from Continuing Operations	$(2,818)	$(5,875)	$(2,764)	$(14,580)

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$240	$342	$(238)	$(207)
(Provision for)/Benefit from Income Taxes on Special Items	1,521	(1,216)	1,532	144
(Provision for)/Benefit from Income Taxes	$1,761	$(874)	$1,294	$(63)

*Special items detailed in table on pages 14-15

FOURTH QUARTER SPECIAL ITEMS
(in millions)	Income/(Loss)
Automotive Sector	2007	2008
Ford North America
Personnel-reduction programs	$(19)	$(229)
Accelerated depreciation related to AutoAlliance International, Inc. ("AAI") acquisition of leased facility	—	(224)
Supplier settlement/Other	(1)	(202)
Retiree health care	11	(97)
U.S. dealer consolidation	—	(34)
Variable marketing – change in business practice *	(1,099)	—
Pension curtailment charges	(5)	—
Job Security Benefits	(22)	82
Total Ford North America	(1,135)	(704)
Ford Europe
Personnel-reduction programs	(5)	(28)
Variable marketing – change in business practice *	(120)	—
Total Ford Europe	(125)	(28)
Volvo
Personnel-reduction programs/Other	(56)	(156)
Dealer restructuring	—	(11)
Goodwill impairment	(2,400)	—
Variable marketing – change in business practice *	(87)	—
Total Volvo	(2,543)	(167)
Ford Asia Pacific Africa
Personnel-reduction programs/Other – Asia Pacific	(2)	(97)
Variable marketing – change in business practice *	(15)	—
Total Ford Asia Pacific Africa	(17)	(97)
Mazda
Loss on sale of Mazda shares	—	(121)
Total Mazda	—	(121)
Other Automotive
Returns on the assets held in the Temporary Asset Account ("TAA")	—	(259)
Initial mark-to-market adjustment on sale of Mazda shares	—	(80)
Gain on exchange of debt security for equity	120	33
Gain on conversion of convertible notes	—	43
Total Other Automotive	120	(263)
Jaguar Land Rover and Aston Martin
Held-for-sale impairment/loss on sale of Jaguar Land Rover **	—	(6)
Net gains/losses on certain Jaguar Land Rover undesignated hedges	(76)	—
Variable marketing – change in business practice *	(53)	—
Personnel-reduction programs	(18)	—
Sale of Aston Martin	(5)	—
Total Jaguar Land Rover and Aston Martin	(152)	(6)
Total	$(3,852)	$(1,386)

Memo:
Special Items Impact on Earnings Per Share***	$(1.10)	$(1.09)

*	Variable marketing – change in business practice represents a special item for both revenue and profit purposes.
**	There were no revenues or wholesales associated with Jaguar Land Rover during the fourth quarter of 2008.
***
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the January 29, 2009 conference calls at www.shareholder.ford.com.

FULL YEAR SPECIAL ITEMS
(in millions)	Income/(Loss)
Automotive Sector	2007	2008
Ford North America
Fixed asset impairment charges	$—	$(5,300)
Personnel-reduction programs	(829)	(873)
Loss on sale of Automotive Component Holdings, LLC ("ACH") plants/assets	—	(324)
Accelerated depreciation related to AAI acquisition of leased facility	—	(306)
U.S. dealer consolidation (including dealer goodwill impairment)	—	(219)
Supplier settlement/Other	3	(202)
Ballard restructuring	—	(70)
Pension curtailment charges	(180)	—
Variable marketing – change in business practice *	(1,099)	—
Job Security Benefits	80	344
Retiree health care (primarily curtailment gains)	1,332	2,583
Total Ford North America	(693)	(4,367)
Ford Europe
Personnel-reduction programs	(90)	(82)
Variable marketing – change in business practice *	(120)	—
Plant idling/closure	(43)	—
Total Ford Europe	(253)	(82)
Volvo
Personnel-reduction programs/Other	(67)	(194)
Dealer restructuring	—	(31)
Goodwill impairment charge	(2,400)	—
Variable marketing – change in business practice *	(87)	—
Total Volvo	(2,554)	(225)
Ford Asia Pacific Africa
Personnel-reduction programs/Other	(23)	(137)
Variable marketing – change in business practice *	(15)	—
Total Ford Asia Pacific Africa	(38)	(137)
Mazda
Impairment of dealer network goodwill	—	(214)
Loss on sale of Mazda shares	—	(121)
Total Mazda	—	(335)
Other Automotive
Returns on the assets held in the TAA	—	(509)
Initial mark-to-market adjustment on Mazda marketable securities	—	(80)
Gain/(Loss) on conversion of convertible securities/notes	(632)	43
Gain on exchange and purchase of debt securities	120	141
Total Other Automotive	(512)	(405)
Jaguar Land Rover and Aston Martin
Held-for-sale impairment/loss on sale of Jaguar Land Rover**	—	(559)
Net gains/losses on certain Jaguar Land Rover undesignated hedges	143	(19)
Personnel-reduction programs	(120)	(4)
Sale of Aston Martin (primarily the gain on sale)	208	—
Variable marketing – change in business practice *	(53)	—
Jaguar Land Rover operating profits for 2008/Other	—	614
Total Jaguar Land Rover and Aston Martin	178	32
Total Automotive sector	$(3,872)	$(5,519)

Financial Services Sector
Ford Credit net operating lease impairment charges	—	(2,086)
Total	$(3,872)	$(7,605)

Memo:
Special Items Impact on Earnings Per Share***	$(1.19)	$(3.28)

*	Variable marketing – change in business practice represents a special item for both revenue and profit purposes.
**	Jaguar Land Rover's revenue of $7 billion and wholesales of 125,000 units were treated as special items for 2008.
***
Earnings per share for special items is calculated on a basis that includes pre-tax profit, provision for taxes, and minority interest; additional information regarding the method of calculating earnings per share is available in the materials supporting the January 29, 2009 conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO U.S. GAAP
(in billions)	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2008 B/(W) Dec. 31, 2007		Memo: Sept. 30, 2008

Cash and Cash Equivalents	$20.7	$6.4		$(14.3)	$10.6
Marketable Securities	2.0	9.3		7.3	11.5
Loaned Securities	10.3	—		(10.3)	—
Total Cash/Market. and Loaned Securities	$33.0	$15.7		$(17.3)	$22.1
Securities-In-Transit *	(0.3)	—		0.3	(0.7)
UAW-Ford TAA	—	(2.3)		(2.3)	(2.5)
Short-Term VEBA Assets**	1.9	-		(1.9)	—
Gross Cash	$34.6	$13.4	$	(21.2)	$18.9

*	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end.
**	Historically, amounts accessible within 18 months; short-term VEBA is no longer reported within gross cash as of January 1, 2008, consistent with our new UAW VEBA agreement.

AUTOMOTIVE OPERATING-RELATED CASH FLOWS RECONCILIATION TO U.S. GAAP*
(in billions)
	2008
	Fourth Quarter	O/(U) 2007	Full Year	O/(U) 2007

Cash Flows from Operating Activities of Continuing Operations	$(5.3)	$(8.1)	$(12.4)	$(21.1)

Items Included in Operating-Related Cash Flows:
- Capital Expenditures	(1.8)	—	(6.5)	(0.5)
- Net Transactions Between Automotive and Financial Services Sectors	0.6	0.1	(0.8)	(0.5)
- Net Cash Flows from Non-Designated Derivatives	—	(0.3)	1.2	0.1
- Foreign Currency Translation	(0.1)	(0.3)	(0.3)	(0.8)

Items Not Included in Operating-Related Cash Flows:
- Cash Impact of Job Security Benefits & Pers. Reduction Program	0.2	(0.1)	0.7	(1.8)
- Net (Sales)/Purchases of Trading Securities	—	2.7	—	4.5
- Pension Contributions	0.1	(0.1)	1.0	(0.6)
- VEBA Cash Flows – Net Reimbursement for Benefits Paid	—	0.4	—	1.1
- Tax Refunds and Tax Payments from Affiliates	(1.3)	(0.6)	(2.2)	0.4
- Other	0.4	0.3	(0.2)	(0.7)
Operating–Related Cash Flows	$(7.2)	$(6.0)	$(19.5)	$(19.9)
*	2008 excludes Jaguar Land Rover and 2007 includes Jaguar Land Rover

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